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                                                                EXHIBIT (a)(8)

DSG INTERNATIONAL LTD.

                                                                    NEWS RELEASE

DSG INTERNATIONAL LIMITED ANNOUNCED COMMENCEMENT OF OFFER TO REPURCHASE UP TO 850,000 OF ITS ORDINARY SHARES

        Duluth, Georgia, November 13/PRNewsire/--DSG International Limited (NASDAQ: DSGIF) today announced the commencement of a "Dutch Auction" self tender offer for up to 850,000 of its ordinary shares. The offer will expire at midnight, Eastern Daylight Time, on December 13, 1996, unless the offer is extended. Under the terms of the offer, the company will invite shareholders to tender shares at prices between $12.75 and $14.50 per share, as specified by the tendering shareholders. Based upon the number of shares tendered and the prices specified by the tendering shareholders, the company will determine the single per share price within that price range that will allow the company to buy 850,000 shares or such lesser number of shares as are properly tendered. The company expects to fund the repurchase of the shares primarily from cash on hand and bank borrowings. The company's ordinary share price closed at $11 7/8 on the NASDAQ National Market System on November 12, 1996.

        Salomon Bros. Inc. is acting as dealer manager in the offer. D.F. King & Co., Inc. is acting as the information agent for the offer.

        DSG International Limited and its predecessors have been in the business of manufacturing and distributing disposable diapers since 1973. With manufacturing plants in Hong Kong, California, Georgia, Australia, England, Singapore, Canada, Switzerland, China and Thailand, the company distributes its products throughout Asia, Australia, North America, and Europe. The Company also produces private label disposable diapers, adult incontinence and feminine napkins at certain operations. Its best selling brands include "Fitti(R)", "Pet Pet(R)", "Cosies(R)", "Cosifits(R)", "Baby Love(R)", "Togs(R)", "Cares(R)", "Vlesi(R)", "Dispo 123(TM)", "Laurelle(R)", and "Handy(TM)".

11/13/96

Contact:  Peter Chang
          (770) 497-9800

(DSGIF)